EXHIBIT 10.8
LICENSE AGREEMENT
THIS LICENSE AGREEMENT (“Agreement”) dated as of March 25, 2009 (“Effective Date”), is entered into among ADVENTRX Pharmaceuticals, Inc., a Delaware corporation, having its principal place of business at 6725 Mesa Ridge Road, Suite 100, San Diego, California, USA 92121 (“ADVENTRX”), SD Pharmaceuticals, Inc., a Delaware corporation and wholly-owned subsidiary of ADVENTRX (“SDP”), and Shin Poong Pharmaceutical Co., Ltd., a company organized under the laws of Republic of Korea, having its principal place of business at 748-31, Yoksam-Dong, Kangnam-Ku, Seoul, Korea 135-925(“Licensee”).
BACKGROUND
A. SDP owns certain patent rights related to a pharmaceutical product candidate known as ANX-514, which SDP acquired pursuant to a License Agreement, dated December 10, 2005, with Latitude Pharmaceuticals, Inc. (“LPI”) and Andrew X. Chen (the “LPI Agreement”), a true and complete copy of which has been delivered to Licensee, pursuant to which LPI has certain rights with respect to patent prosecution and maintenance and patent enforcement.
B. Licensee desires to receive a license to such patent rights and certain related know-how for the territory of South Korea upon the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties (defined below) hereby agree as follows:
ARTICLE 1
DEFINITIONS
For purposes of this Agreement, the following terms when used with initial capital letters shall have the respective meanings set forth below in this Article 1 or elsewhere herein.
1.1 “Adverse Event” means any untoward medical occurrence in a patient or subject who is administered a Product, whether or not considered related to a Product, including, without limitation, any undesirable sign (including abnormal laboratory findings of clinical concern), symptom or disease temporally associated with the use of such Product.
1.2 “Affiliate” of a Party means any person, corporation, or other business entity which, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Party, as the case may be. As used in this paragraph, “control” means: (a) to possess, directly or indirectly, the power to affirmatively direct the management and policies of such person, corporation, or other business entity, whether through ownership of voting securities or by contract relating to voting rights or corporate governance; or (b) direct or indirect beneficial ownership of fifty percent (50%) or more of the voting share capital in such person, corporation, or other business entity.
1.3 “ADVENTRX Know–How” means the physical embodiment, to the extent available, of any proprietary information or materials related to the manufacture, preparation, formulation, use or development of Products owned by ADVENTRX or SDP that were used or generated in connection with the development or manufacture of ANX-514.

1.4 “ADVENTRX Patents” means the patents and patent applications listed on Exhibit A attached to this Agreement, together with any patents issuing therefrom and all additions, divisionals, continuations, continuations-in-part (only to the extent of the claims therein that are entitled to the priority date of the listed patent applications), substitutions, reissues, re-examinations, extensions, registrations, patent term extensions, Supplemental Protection Certificates, and renewals of any of the foregoing.
1.5 “ADVENTRX Technology” means the ADVENTRX Patents and/or the ADVENTRX Know-How.
1.6 “Bioequivalence” means the absence of a significant difference in the rate and extent to which the active pharmaceutical ingredient (API) or active moiety in a pharmaceutical drug compound becomes available at the site of drug action when administered at the same molar dose under similar conditions.
1.7 “FDA” means the United States Food and Drug Administration, or any successor entity thereto performing similar functions.
1.8 “Field” means the treatment of cancer by intravenous administration of formulations of docetaxel as emulsified products.
1.9 “First Commercial Sale” means the first sale of Product in the Territory following receipt of Regulatory Approval.
1.10 “KFDA” means the Korea Food and Drug Administration, or any successor entity performing similar functions.
1.11 “NDA” means a new drug application filed with the FDA pursuant to 21 C.F.R. Sec.314, seeking permission to market a product in interstate commerce in the United States.
1.12 “Net Sales” means the aggregate gross sales price invoiced or otherwise received (whichever is greater) by Licensee, its Affiliates, or Sublicensees, from sales or other dispositions of all Products to Third Party customers, less reasonable and customary deductions for the following items incurred with respect to the sale to such customers: (a) credits, allowances, discounts, rebates and charge backs to the customer (including those granted to managed-care entities and government agencies as well as entities that manage patient drug benefits), to the extent actually taken by the customer; (b) freight, postage and insurance costs on shipments to the customer (to the extent included in the gross sales price); (c) trade, quantity or cash discounts allowed to and actually taken by the customer on the sale; and (d) sales, value-added and other direct taxes (including customs, duties and other similar governmental charges) incurred by the seller on the sale, other than franchise or income tax of any kind whatsoever. If a sale or other disposition with respect to Products is not at arm’s length, then the Net Sales from such sale or other disposition shall be the arm’s length fair market value of the Product, which will mean Licensee’s, its Affiliate’s, or Sublicensee’s, as applicable, average sales price in arm’s length sales of such Product for the calendar year in the country in which the sale took place.
1.13 “NHI Price” means the national health insurance price for a unit of Product set by the Health Insurance Review Agency (HIRA).
1.14 “Party” means any of ADVENTRX, SDP or Licensee individually and “Parties” means ADVENTRX, SDP and Licensee collectively. Except as otherwise expressly set forth in this Agreement, references to “either Party”, “the other Party” and the like, shall mean either (i) Licensee or (ii) ADVENTRX and SDP, as the case may be.

1.15 “Product” means any one or more of (i) the pharmaceutical product candidate known as ANX-514 (docetaxel emulsion) or any improvement or derivative thereof, or (ii) any product for which the manufacture, use, sale or importation is covered by a Valid Claim of the ADVENTRX Patents.
1.16 “Regulatory Approval” means: (a) in the United States, written notice of marketing approval by the FDA for a pharmaceutical or biological therapeutic product, and (b) in any other country, written notice of all approvals by each Regulatory Authority (other than the FDA).
1.17 “Regulatory Authority” means the FDA or any regulatory body with similar regulatory authority (including the KFDA) in any other jurisdiction together with, as applicable, any other regulatory body with authority in such other jurisdiction over advertising, promoting, marketing, selling and other commercial activities related to a pharmaceutical or biological therapeutic product (including any pricing, reimbursement and similar determinations and post-approval monitoring and safety matters related to the foregoing).
1.18 “Right of Reference” means a “Right of Reference,” as that term is defined in Title 21, Section 314.3(b) of the United States Code of Federal Regulations, and any comparable right existing under the laws or regulations of any other country.
1.19 “Serious Adverse Event” means any event at any dose that results in any of the following outcomes: death, a life-threatening Adverse Event, in patient hospitalization or prolongation of existing hospitalization, a persistent or significant disability or incapacity, or a congenital anomaly or birth defect. Important medical events that may not result in death, be life threatening, or require hospitalization may be considered a Serious Adverse Event when, based upon appropriate medical judgment, they may jeopardize the patient or subject, and may require medical or surgical intervention to prevent one of the outcomes listed in this definition.
1.20 “Sublicensee” means a Third Party to whom Licensee or an Affiliate of Licensee grants, in accordance with Section 2.4, a sublicense to one or more Products under the ADVENTRX Technology, as well as any person, corporation or other entity to whom a sublicense is granted by such a Third Party.
1.21 “Sublicense Revenue” means all cash payments, the fair market cash value of any equity consideration (less any amounts paid for such equity consideration), and forgivable loans (to the extent actually forgiven) received by Licensee, its Affiliates, or Sublicensees from a Third Party in consideration for the grant of a sublicense under the ADVENTRX Technology, including any upfront payments, license maintenance fees, milestone payments or the like. Sublicense Revenue will not include: (a) in the event that Licensee collaborates on research and/or development with such a Sublicensee after the effective date of the sublicense agreement, amounts paid by such Sublicensee as bona fide reimbursement for research and development costs (not to exceed fully-allocated costs plus thirty percent (30%)) incurred after the date of such agreement; (b) bona fide, non-forgivable loans (and forgivable loans unless and until forgiven); and (c)  running royalties (including any amounts paid based upon sales of a Product).
1.22 “Supplementary Protection Certificate” means, with respect to Switzerland or any jurisdiction within the European Union or European Free Trade Association, a certificate extending exclusive rights (following the expiration of applicable patents) with respect to a medicinal product, pursuant to Council Regulation (EEC) No. 1768/92 of 18th June 1992, and any equivalent extension of exclusive rights in a medicinal product in any other jurisdiction in the world.
1.23 “Territory” means South Korea.

1.24 “Third Party” means any person, corporation, or other entity, other than Licensee, ADVENTRX, SDP and their respective Affiliates. In the event Licensee or an Affiliate of Licensee has granted to a Third Party, in accordance with Section 2.4, a sublicense to one or more Products under the ADVENTRX Technology, and such Third Party further grants a sublicense to one or more Products under the ADVENTRX Technology to another person, corporation, or other entity, “Third Party” includes any person, corporation, or other entity other than such Third Party and its Affiliates.
1.25 “Valid Claim” means a pending or issued claim of a patent or patent application within the ADVENTRX Patents which: (a) has not been held invalid by a court or other government agency of competent jurisdiction in a decision from which no appeal can or has been taken; and (b) has not expired or been cancelled, withdrawn or abandoned. With respect to a Valid Claim of a pending patent application, the phrase to “infringe a Valid Claim” means to engage in an activity that would infringe (i.e., by either directly infringing, contributorily infringing, or inducing infringement of) such Valid Claim if it were contained in an issued patent. With respect to any jurisdiction in which a Supplementary Protection Certificate is in existence that provides exclusivity substantially similar in scope to a Valid Claim that has expired in such jurisdiction, a Valid Claim shall be deemed to exist in such jurisdiction for the life of such Supplementary Protection Certificate.
1.26 Additional Definitions. Each of the following terms shall have the meaning described in the corresponding section of this Agreement indicated below:

Term	Section Defined

Agreement	Introduction
ADVENTRX	Introduction
ADVENTRX Indemnitees	14.1
Contract Manufacturer	9.1
Controlling Party	11.5(c)
Disclosing Party	10.1
Effective Date	Introduction
Infringement	11.5(a)
Infringement Action	11.5(c)
Liabilities	14.1
Minimum Annual Royalty Payment	5.5
Proprietary Information	10.1
Recipient	10.1
Requested Supply	9.3
Licensee	Introduction
Licensee Indemnitees	14.2
LPI	Introduction
LPI Agreement	Introduction

ARTICLE 2
GRANT OF LICENSE
2.1 Exclusive License. Subject to Licensee’s compliance with the terms and conditions of this Agreement, SDP hereby grants to Licensee an exclusive, non-transferable (except in accordance with Section 15.2) license, under the ADVENTRX Patents, including the right to sublicense in accordance with Sections 2.3 and 2.4, to research, develop, make, have made, use, offer for sale, sell and import Products, in each case solely within the Field and within the Territory.
2.2 Non-exclusive License. Subject to Licensee’s compliance with the terms and conditions of this Agreement, ADVENTRX and SDP hereby grant to Licensee a non-exclusive, non-transferable (except as provided in Section 15.2) license, under the ADVENTRX Know-How, including the right to sublicense in accordance with Sections 2.3 and 2.4, to research, develop, make, have made, use, offer for sale, sell and import Products, in each case solely within the Field and within the Territory.
2.3 Extension of License to Affiliates. Licensee may extend its rights under the licenses granted in Sections 2.1 and 2.2 to one or more of its Affiliates; provided that Licensee shall remain responsible for such Affiliate’s compliance with all obligations under this Agreement applicable to such Affiliate, and any action by an Affiliate that would, if conducted by Licensee, be a breach of this Agreement by Licensee shall be deemed to be a breach of this Agreement by Licensee.
2.4 Sublicenses.
(a) Right to Grant Sublicenses; Sublicense Revenue. Subject to the terms and conditions of this Section 2.4, Licensee shall have the right to grant and authorize sublicenses under the rights granted in Sections 2.1 and 2.2 above.
(b) Other Sublicense Requirements. Licensee may not sublicense any rights under the ADVENTRX Technology without the prior written consent of ADVENTRX, which consent shall not be unreasonably withheld. Any sublicense (i) shall not conflict with, and shall be subordinate to, the terms and conditions of this Agreement, and (ii) shall contain provisions at least as protective of ADVENTRX, SDP and their Affiliates as the provisions in this Agreement related to confidentiality, intellectual property, auditing, product labeling, effect of termination, indemnification and insurance. Licensee shall be responsible for all actions of Sublicensees and shall remain responsible to ADVENTRX for any royalties and other payments under this Agreement. For the avoidance of doubt, the foregoing shall apply to sublicenses granted to an alleged infringer as contemplated by Section 11.5.
2.5 No Other Rights. No license, either express or implied, is granted hereunder with respect to any patent, trade secret, know-how, other information or intellectual property rights of ADVENTRX or SDP except as expressly stated above in this Agreement.
ARTICLE 3
TECHNOLOGY TRANSFER
ADVENTRX shall provide its reasonable assistance to provide to Licensee the ADVENTRX Know-How listed on Exhibit B. For the avoidance of doubt, ADVENTRX will retain ownership and be entitled to retain copies of all such items. ADVENTRX will use good faith efforts to provide answers to specific questions during normal business hours to assist Licensee in understanding and implementing such ADVENTRX Know-How from time to time. Neither ADVENTRX nor SDP shall have any responsibility for any modification of, or additional support with respect to, any ADVENTRX or SDP process, methods or materials of the ADVENTRX Know-How in order to enable or improve manufacturing or other operations of Licensee or any Third Party. ADVENTRX and SDP may, from time to time, supplement or revise the ADVENTRX Know-How but shall have no obligation to provide any such supplements or revisions to Licensee. ADVENTRX shall make ADVENTRX Know-How specifically relevant to the manufacture of Products that it develops and provides to the Contract Manufacturer, available for use by Contract Manufacturer on Licensee’s behalf in accordance with Article 9.

ARTICLE 4
DILIGENCE
4.1 Diligence.
(a) Licensee shall use reasonable best efforts to (i) pursue and achieve all Regulatory Approvals for Products in the Territory, and (ii) maximize Product sales in the Territory.
(b) Conduct all of the activities, and on the timelines, set forth in the Development Plan attached hereto as Exhibit C that are applicable to Licensee.
(c) Anything to the contrary in this Agreement (including Section 8.7 or Exhibit C) notwithstanding, Licensee’s obligations hereunder are separate and independent from ADVENTRX’s research, development and/or commercialization activities, which ADVENTRX is free to conduct (or not to conduct) in its discretion and without any impact on Licensee’s obligations hereunder.
4.2 Reporting. Licensee agrees to keep ADVENTRX reasonably informed as to its development and commercialization activities with respect to Products, including by providing prompt notification of the completion of any activities set forth on Exhibit C. Without limiting the foregoing, Licensee shall provide ADVENTRX with written reports no less frequently than biannually summarizing Licensee’s efforts to develop and commercialize Products hereunder, which reports shall include out-of-pocket and fully-burdened costs and expenses associated with such activities.
4.3 Meetings. ADVENTRX and Licensee shall meet, by teleconference, video conference, or in-person, to discuss the state of the development and commercialization activities. At ADVENTRX’s request, but no more frequently than annually, the ADVENTRX and Licensee shall meet in-person at ADVENTRX’s corporate headquarter.
4.4 Competitive Products. During the term of this Agreement Licensee and its Affiliates shall not develop, take or receive a license or sublicense to, manufacture, register, sell, promote or distribute in the Territory any docetaxel products in the Field.
ARTICLE 5
PAYMENTS AND ROYALTIES
5.1 Upfront License Fee. Within 30 days of receipt of invoice after the Effective Date, Licensee shall pay to ADVENTRX an upfront license fee of Three Hundred Thousand US Dollars (US $300,000). Such amount shall not be creditable or refundable.
5.2 Regulatory Milestones. Licensee shall pay to ADVENTRX the regulatory milestone payments set out below following the first achievement by Licensee, or any of its Affiliates, or Sublicensees, of the corresponding regulatory milestone set out below with respect to each Product within 30 days from the date of such events:

Regulatory Milestone	Milestone Payment

Receipt of Regulatory Approval for marketing of a Product in the Territory	US $400,000

In the event Licensee is required by the KFDA to conduct a Bioequivalence or clinical trial in human subjects prior to receipt of Regulatory Approval for a Product in the Territory, the regulatory milestone payment for such Product shall be US $200,000.
5.3 Commercial Milestones. Licensee shall pay ADVENTRX the one-time commercial milestone payments set forth below following the end of the calendar year in which the corresponding commercial milestone for all Products is first achieved. Commercial milestone payments are not creditable or refundable.

Annual Net Sales of Products	Milestone Payment

US $5,000,000	US $150,000

US $10,000,000	US $300,000

US $15,000,000	US $450,000

US $20,000,000	US $600,000
For the avoidance of doubt, and by way of example only, if Licensee has Net Sales of Products of $6,000,000 in year 1, $12,000,000 in year 2 and $22,000,000 in year 3, then Licensee shall pay commercial milestone payments of $150,000 for year 1 ($150,000 for achieving $5,000,000 in Net Sales), $300,000 for year 2 ($300,000 for achieving $10,000,000 in Net Sales, but with no milestone obligation for achieving $5,000,000 in Net Sales (milestone previously paid)) and $1,050,000 for year 3 ($450,000 for achieving $15,000,000 in Net Sales and $600,000 for achieving $20,000,000 in Net Sales, but with no milestone obligation for achieving $5,000,000 in Net Sales (milestone previously paid) or $10,000,000 in Net Sales (milestone previously paid)).
5.4 Royalty Payments.
(a) In the event that the NHI Price is KRW 200,000 or more per 20mg vial, Licensee shall pay to ADVENTRX the royalty of *** percent (***%) of the Net Sales of the Product.
(b) In the event that the NHI Price of the Product in the Territory is KRW 180,000 or more but less than KRW 200,000 per 20mg vial, Licensee shall pay to ADVENTRX the royalty of *** percent (***%) of the Net Sales of the Product.
(c) In the event that the NHI price of the Product in the Territory is KRW160,000 or more but less than KRW180,000 per 20mg vial, Licensee shall pay to ADVENTRX the royalty of *** percent (***%) of the Net Sales of the Product.
(d) In the event that the NHI price of the Product in the Territory is less than 160,000 per 20mg vial or no NHI price is designated, Licensee shall pay to ADVENTRX the royalty of *** percent (***%) of the Net Sales of the Product.

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

(e) Royalty Terms.
(i) One Royalty. No more than one royalty payment shall be due under this Agreement with respect to a sale of a particular Product (e.g., even if such Product is covered by multiple Valid Claims).
(ii) Royalty Term. Licensee’s obligation to pay royalties under this Section 5.4 shall continue with respect to sales of a Product in a particular country until the date which is the later of: (i) expiration of the last Valid Claim in such country that would be infringed by the sale of such Product in the Territory; or (ii) ten (10) years after the First Commercial Sale. Thereafter, no further royalties shall be due with respect to such Product in the Territory.
5.5 Minimum Annual Royalty Payments. Beginning with the first full calendar year following the date that is the second anniversary of the First Commercial Sale and for each calendar year thereafter for the duration of the royalty term set forth in Section 5.4(e)(ii), a minimum annual royalty payment of US $100,000 (the “Minimum Annual Royalty Payment”) shall apply. In the event the royalty payments under Section 5.4 for a calendar year is less than the Minimum Annual Royalty Payment for such calendar year, Licensee shall, by the due date for royalty payments for such calendar year, pay to ADVENTRX such difference. For example, if the First Commercial Sale occurs on February 20, 2011, then the first Minimum Annual Royalty Payment shall apply with respect to the calendar year ending December 31, 2014. Such payments shall not be refundable or creditable.
5.6 Payments With Respect to Sublicense Revenue. In the event Licensee or its Affiliate sublicenses under Section 2.4 (or a Third Party to whom a sublicense was previously granted further sublicenses to another Third Party), Licensee shall pay ADVENTRX a portion of any Sublicense Revenue resulting from corresponding agreements executed by Licensee, or an Affiliate of Licensee or a Sublicensee within the first three (3) years after the Effective Date, as set forth below;
(a) if such agreements are executed in the first twelve (12) months after the Effective Date, Licensee shall pay ADVENTRX fifty percent (50%) of all Sublicense Revenue resulting from such agreements (including any extensions, amendments and restatements thereof);
(b) if such agreements are executed in the second twelve (12) months after the Effective Date, Licensee shall pay ADVENTRX thirty percent (30%) of all Sublicense Revenue resulting from such agreements (including any extensions, amendments and restatements thereof), and
(c) if such agreements are executed in the third twelve (12) months after the Effective Date, Licensee shall pay ADVENTRX ten percent (10%) of Sublicense Revenue resulting from such agreements (including any extensions, amendments and restatements thereof).
(d) Licensee shall have no obligation to share Sublicense Revenues with ADVENTRX resulting from any sublicense agreement executed after thirty-six (36) months after the Effective Date.

ARTICLE 6
PAYMENTS
6.1 Royalty and Sublicense Revenue Payment Terms. Royalties and, if applicable, Sublicense Revenue that have accrued during the period covered by each report provided pursuant to Section 7.1 shall be due and payable on the date such report is due.
6.2 Payment Method. Unless otherwise expressly stated in this Agreement, all amounts specified in, and all payments to be made under, this Agreement shall be in United States Dollars by wire transfer in immediately available funds to a U.S. account designated by ADVENTRX, or by other mutually acceptable means. If any currency conversion shall be required in connection with determining sales levels or the payment of any royalties, milestone payments or Sublicense Revenue under this Agreement, such conversion shall be made by using the average of the interbank exchange rates for the purchase and sale of United States Dollars reported by The Wall Street Journal (U.S., Western Edition) on the last business day of the calendar year to which such royalty, milestone or Sublicense Revenue payments relate.
6.3 Overdue Payments. In the event any amount payable by Licensee to ADVENTRX under this Agreement is not paid when due, such outstanding payment shall accrue interest (from the date such payment is due through and including the date upon which full payment is made) at a rate of one and a half percent (1.5%) per month from the due date until paid in full, provided that in no event shall said rate exceed the maximum interest rate permitted by law in regard to such payments. Such payment when made shall be accompanied by all interest so accrued. In the event such payment does not include all accrued interest, the payment will be applied first to amounts originally payable and then to outstanding interest, and interest will continue to accrue on any unpaid amounts (whether originally due or interest thereon). Said interest and the payment and acceptance thereof shall not negate or waive the right of ADVENTRX to any other remedy, legal or equitable, to which it may be entitled because of the delinquency of a payment.
6.4 Tax Withholding. Any sum required under applicable laws to be withheld from any and all payments made to ADVENTRX under this Agreement shall be withheld and promptly paid to the relevant tax authorities by Licensee (or its Affiliates, or Sublicensees, as the case may be). Licensee shall ensure that the official tax receipts or other evidence of such payments be provided to ADVENTRX in a timely manner and shall provide ADVENTRX upon request with such written documentation regarding any such payment as available to Licensee relating to an application by ADVENTRX for a foreign tax credit for such payment with the United States Internal Revenue Service. Notwithstanding the foregoing, with respect to the upfront license fee under Section 5.1, any sum required under the applicable laws to be withheld by Licensee will be the sole responsibility of Licensee and all amounts owing from Licensee to ADVENTRX under that Section shall be grossed up to account for any withholding taxes, value added taxes or other taxes, duties, tariffs, levies or similar charges.
ARTICLE 7
REPORTS, RECORDS AND ACCOUNTING
7.1 Reports. After the first receipt by Licensee or an Affiliate of Licensee of Sublicense Revenue pursuant to Section 5.6 or the First Commercial Sale, whichever is earlier, Licensee shall furnish to ADVENTRX a written report for each calendar year during the term of this Agreement showing:
(a) the aggregate gross sales and other dispositions of all Products (broken-out by Product) sold or other disposed of by Licensee, its Affiliates and any Sublicensees during such calendar year and the calculation of Net Sales from such amount;
(b) the applicable royalty rates and the royalties, payable in United States Dollars, which shall have accrued under this Agreement based upon such Net Sales;
(c) the amount of any Sublicense Revenue received by Licensee or an Affiliate of Licensee or a Sublicensee during such calendar year, if relevant;
(d) the exchange rates used in determining the amount of sales, royalties or Sublicense Revenue, as applicable, payable in United States Dollars, as more specifically provided in Section 6.2; and
(e) any reductions to or deductions from payments taken by Licensee in accordance with this Agreement.

Reports to be provided by Licensee to ADVENTRX under this Section 7.1 shall be due forty-five (45) days following the end of each calendar year (unless Licensee has sublicensed rights to commercialize Products, in which event such reports shall be due within sixty (60) days following the end of each calendar year). If for any year following the first receipt by Licensee or an Affiliate of Licensee or a Sublicensee of Sublicense Revenue pursuant to Section 5.6 or the First Commercial Sale, whichever is earlier, there were no Net Sales, and no Sublicense Revenues were received by Licensee or an Affiliate of Licensee or a Sublicensee in such year, a report stating such facts shall be due within sixty (60) days following the end of such year. A responsible financial officer of Licensee (or that officer’s responsible designee), Licensee’s independent accounting firm, or the head of Licensee’s internal audit committee shall certify in writing that each report provided under this Section 7.1 is correct and complete.
7.2 Milestone Reports and Payments. Licensee shall notify ADVENTRX in writing within forty-five (45) days after the achievement of each milestone set out in Sections 5.2 and 5.3 by Licensee, its Affiliate or Sublicensee, and each such notice shall be accompanied by the appropriate milestone payment.
7.3 Records. Licensee shall keep, and shall require that its Affiliates and each Sublicensee keep, complete and accurate books of account and records in sufficient detail to enable the amounts payable under this Agreement to be determined. Such books and records shall be kept at the principal place of business of Licensee, its Affiliate or such Sublicensee, as the case may be, for at least sixty (60) months following the end of the calendar year to which such books and records pertain; provided, however, that in the event ADVENTRX conducts an audit and a dispute arises over the accuracy of reports or payments, Licensee, its Affiliates and each Sublicensee, as the case may be, shall retain all applicable books of account and records and continue to permit access to such books of account and records until the resolution of such dispute.
7.4 Audits.
(a) Audit Rights. Upon reasonable prior written notice from ADVENTRX and not more than once in each calendar year, Licensee shall permit, and shall require its Affiliates and each Sublicensee to permit, an independent certified public accounting firm of nationally recognized standing in the United States or the Territory selected by ADVENTRX to have access during normal business hours to such books of account and records of Licensee, and its Affiliates and each Sublicensee, at such person’s or entity’s principal place of business, as may be reasonably necessary to verify the accuracy of the reports and payments provided by Licensee for any calendar year ending not more than sixty (60) months prior to the date of such request.
(b) Audit Results. If as a result of any such audit, it is established that additional payments were owed to ADVENTRX during the period covered by such audit pursuant to Section 7.3(a), Licensee shall, within thirty (30) days, remit to ADVENTRX the amount of such additional payments, together with interest on such amount, which shall be calculated pursuant to Section 6.3. In the event such audit establishes that amounts were overpaid by Licensee during such period, the amount of such overpayment shall be credited against future royalties and other payments due to ADVENTRX under this Agreement. The fees charged by such accounting firm in connection with any audit pursuant to this Section 7.3 shall be paid by ADVENTRX; provided, however, that if a discrepancy of more than five percent (5%) of the payments due hereunder for any calendar year within the period being audited is established, then Licensee shall within thirty (30) days of notice of such audit results from ADVENTRX pay the fees and expenses charged by such accounting firm in connection with such audit and such audit shall not be deemed an audit under Section 7.3(a) for purposes of the number of audits ADVENTRX may conduct each calendar year.
(c) Confidential Financial Information. ADVENTRX shall treat all financial information subject to review under this Article 7 as confidential, and shall cause its accounting firm to retain all such financial information in confidence, except with respect to the enforcement of ADVENTRX’s rights under this Agreement.

ARTICLE 8
REGULATORY MATTERS
8.1 ADVENTRX Matters. As between the Parties, ADVENTRX shall control all matters related to submissions for Regulatory Approval outside of the Territory, including the conduct and control of any preclinical and clinical studies related to any NDA submission to the FDA. ADVENTRX and its designees may conduct and control any post-approval studies with respect to any submissions for Regulatory Approvals outside of the Territory. For the avoidance of doubt, ADVENTRX shall have complete authority and discretion with respect to such submissions, including the timing and content of any submissions or whether to make any submissions, and makes no warranties as to the results of any such submissions.
8.2 Licensee Matters. Licensee is responsible, at its expense, for all activities required for manufacture, import, development and other testing of Products in the Territory and for obtaining Regulatory Approval for Products in the Territory, including without limitation for filing, obtaining and maintaining approvals for the development and commercialization of Products in the Territory, pricing or reimbursement approvals in the Territory, and for managing all interactions with Regulatory Authorities in the Territory. Licensee shall be responsible for ensuring compliance with all regulatory requirements relating to Products in the Territory or in connection with studies conducted by or on behalf of Licensee, and shall serve as the designated regulatory official for purposes of receiving communications from relevant Regulatory Authorities. ADVENTRX shall have the right, but not the obligation, to review and comment upon any submissions or responses to Regulatory Authorities. LICENSEE WILL NOT CONDUCT, OR HAVE CONDUCTED, ANY CLINICAL TRIAL FOR A PRODUCT OUTSIDE OF THE TERRITORY, WITHOUT THE PRIOR WRITTEN CONSENT OF ADVENTRX ON A CASE-BY-CASE BASIS.
8.3 Adverse Events. Licensee shall be responsible for the surveillance, receipt and evaluation of product complaints for Product in the Territory or in connection with any studies conducted by or on behalf of Licensee and reporting to Regulatory Authorities regarding Adverse Events associated therewith, including any required literature reviews. Within one hundred eighty (180) days of the Effective Date, ADVENTRX and Licensee shall discuss and develop an agreement containing mutually acceptable guidelines and procedures for the receipt, recordation, communication, exchange and reporting of Adverse Events for Products. Until such time such agreement is executed, to the extent either Party has or receives any information regarding any Adverse Event, the Parties shall promptly forward such information as follows:
(a) Prior to First Commercial Sale, Serious Adverse Events judged by either the investigator or sponsor of a clinical trial (or reported to a Party and judged) to be reasonably related to a Product shall be transmitted to the other Party within three (3) calendar days from the date received by the receiving Party; and
(b) After First Commercial Sale, Serious Adverse Events reported to a Party and judged to be reasonably related to a Product shall be transmitted to the other Party within five (5) calendar days from the date received by the receiving Party.

If to Licensee:
Facsimile:
82-2- 553-2578
Attn: Director, Regulatory Affairs
or
Overnight courier:
Director, Regulatory Affairs
Shin Poong Pharmaceutical, Co., Ltd.
748-31 Yoksam-Dong, Kangnam-Ku
Seoul 135-925 Korea
If to ADVENTRX:
Facsimile:
(858) 552-0876
Attn: Vice President, Regulatory Affairs
or
Overnight courier:
Vice President, Regulatory Affairs
ADVENTRX Pharmaceuticals, Inc.
6725 Mesa Ridge Road, Suite 100
San Diego, CA 92121
8.4 Regulatory Materials.
(a) ADVENTRX will provide to Licensee a copy of (i) all data resulting from any analytical, stability, toxicology or pharmacokinetic work performed prior to the Effective Date relating exclusively to a Product, and (ii) other written data, information and finalized reports (excluding draft reports) generated prior to the Effective Date that relate exclusively to a Product, to the extent ADVENTRX reasonably determines such information, data and reports are necessary or useful to the preparation and submission of regulatory filings for Products within the Territory and to the extent that such information, data and reports are in ADVENTRX’s possession and that ADVENTRX has rights to provide such materials to Licensee. All such material will be provided in its original format and language. ADVENTRX shall retain ownership of all of such materials. ADVENTRX hereby grants Licensee, its Affiliates, and permitted Sublicensees a Right of Reference to the foregoing for purposes of making regulatory filings in the Territory.
(b) Licensee shall permit ADVENTRX to access (and will ensure that its Affiliates and each Sublicensee permit ADVENTRX to access) (i) any clinical protocol, study, clinical data or result used in or resulting from any clinical trial of any Product, including any underlying raw data, and (ii) any investigational new drug application (or comparable application in the Territory), application(s) for Regulatory Approval, Regulatory Approval(s) and other regulatory filings regarding any Product, and any regulatory communications associated with any of the foregoing. Licensee hereby grants ADVENTRX and its Affiliates a Right of Reference to the foregoing for purposes of making regulatory filings outside the Territory.

8.5 Regulatory Interactions for Product.
(a) Subject to Section 8.3, each Party shall promptly, but in any event within five (5) business days, (i) provide to the other Party copies of any material documents or correspondence received from any Regulatory Authority related to development and commercial activities for a Product and (ii) inform the other Party of any inspections, proposed regulatory actions, investigations or requests for information or a meeting by any Regulatory Authority with respect to a Product.
(b) Licensee shall have responsibility for any recall, market withdrawals or other corrective actions related to Products in the Territory or in connection with studies conducted by or on behalf of Licensee and costs associated therewith; provided, however, that Licensee shall immediately notify ADVENTRX of any consideration for the recall or withdrawal of or other action with respect to a Product in the Territory or such a study and shall consult with ADVENTRX prior to taking any actions with respect thereto.
(c) Subject to Section 8.3, each Party shall provide the other Party with notice of notification or other information it receives (directly or indirectly) from any Regulatory Authority that (i) raises any material concerns regarding the safety or efficacy of a Product; (ii) indicates or suggests a claim of a Third Party arising in connection with a Product, or (iii) is reasonably likely to lead to a recall or market withdrawal of a Product; provided that neither Party shall be obliged to disclose information in breach of any contractual restriction which it could not reasonably have avoided or which disclosure would waive any legal privilege.
8.6 Ownership. All Regulatory Approvals relating to Products labeled for use in the Field shall be the property of ADVENTRX or its designee and held in the name of ADVENTRX or its designee, except that Regulatory Approvals in the Territory for Products labeled for use in the Field shall be the property of Licensee and held in the name of Licensee or its designee. Upon the request of ADVENTRX upon or following the termination of this Agreement, Licensee shall, at its own expense, promptly take whatever steps are necessary to transition and assign any existing Regulatory Approvals and related filings to ADVENTRX.
8.7 Initial Product. ANX-514 manufactured from anhydrous docetaxel will be the initial Product for which a New Drug Application for Regulatory Approval in the United States is submitted.
ARTICLE 9
SUPPLY AND MANUFACTURE
9.1 Contract Manufacturer. ADVENTRX is or was (at least as recently as March 5, 2009) a party to a contract with *** (“Contract Manufacturer”) for certain services related to, among other things, the supply of unlabeled and/or labeled vials of finished drug product consisting of ANX-514 to ADVENTRX or its designee. As of March 5, 2009, Contract Manufacturer has communicated with ADVENTRX that it would be willing to use good faith efforts to enter into a contract with Licensee for the manufacture and supply of Product, and has delivered to ADVENTRX the letter attached hereto as Exhibit D. Licensee may enter into negotiations with Contract Manufacturer for the manufacture and supply of Products. ADVENTRX may, but has no obligation to, assist Licensee in such contract negotiations, and Licensee acknowledges that ADVENTRX shall not be required to conduct any activities in violation of its current or any future contract with Contract Manufacturer; provided, however, that ADVENTRX shall have no responsibility for the outcome of any negotiations between Licensee and Contract Manufacturer. EXCEPT AS EXPRESSLY SET FORTH BELOW IN SECTION 9.2, ADVENTRX SHALL HAVE NO OBLIGATIONS OR LIABILITY WITH RESPECT TO THE SUPPLY, MANUFACTURE, TESTING, FINISHING, PACKAGING OR LABELING OF PRODUCTS FOR THE TERRITORY. Licensee agrees that ADVENTRX may, at any time, elect to utilize entities other than Contract Manufacturer to manufacture Products.

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

9.2 Transfer to Contract Manufacturer. ADVENTRX has provided to Contract Manufacturer, among other things, the following items as they relate to ANX-514:
• a list components and composition, including drug substance and bulk product for characterization purposes;
• a description of the manufacturing process, including a redacted batch record and reports regarding lyophilization;
• product and component specifications, including release specifications; and
• information regarding the container closure system (collectively, “Manufacturing Items”)
During the term of this Agreement, ADVENTRX agrees that it shall permit Contract Manufacturer to utilize the Manufacturing Items in connection with the manufacture of Product for Licensee. AS BETWEEN ADVENTRX AND LICENSEE, THE MANUFACTURING ITEMS ARE PROVIDED “AS IS” AND WITHOUT ANY WARRANTIES.
9.3 Clinical Supply. In the event Licensee is required by the KFDA to conduct a Bioequivalence or clinical trial in human subjects prior to receipt of Regulatory Approval for a Product consisting of ANX-514 in the Territory, Licensee shall notify ADVENTRX of such requirement and specify the volume of such Product in finished form that Licensee requires for such trial; provided, however, that such requested volume of Product may not exceed the lesser of (i) Licensee’s actual requirements for such trial, or (ii) the volume reasonably necessary to properly conduct a single-dose, 45-subject, pharmacokinetic Bioequivalence study in humans for such Product (such lesser amount, the “Requested Supply”). Within fifteen (15) business days of receipt of such notice, ADVENTRX shall respond in writing to Licensee that it will (i) supply such quantity of such Product for Licensee’s trial, or (ii) provide a refund equal to US $100,000.
9.4 Specifications. In the event ADVENTRX elects to supply the Requested Supply under Section 9.3, ADVENTRX will deliver to Licensee with the Requested Supply, or each batch thereof, a true, accurate and complete copy of the certificate of analysis (CoA) that it receives from the manufacturer of such Requested Supply, and will pass-through to Licensee warranties from the manufacturer with respect to such Requested Supply that ADVENTRX is permitted to pass-through. Such Requested Supply shall be delivered ex works (manufacturer’s facility, or if stored by or on behalf of ADVENTRX, such storage facility). EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS SECTION 9.4, THE REQUESTED SUPPLY IS PROVIDED ON AN “AS IS” BASIS. Without limiting the foregoing, Licensee shall be responsible for proper release testing of the Requested Supply and compliance with all applicable laws and instructions of Regulatory Authorities with respect to Licensee’s (or its Affiliates or contractor’s) receipt and use of the Requested Supply.

ARTICLE 10
CONFIDENTIALITY
10.1 Proprietary Information. Except as otherwise provided in this Article 10, during the term of this Agreement and for a period of seven (7) years thereafter, each Party (the “Recipient”) shall maintain in confidence and use only for purposes of this Agreement any confidential information, data and materials supplied to such Party by the other Party (the “Disclosing Party”) under this Agreement; provided that, unless the confidentiality of any information, data or materials is expressly provided for in this Agreement, if any such information, data or materials are in tangible form, they are marked “Confidential” or “Proprietary,” or if disclosed orally, they are identified as confidential or proprietary when disclosed and are confirmed in writing as confidential or proprietary within thirty (30) days following such disclosure (such information, data and materials so disclosed, collectively “Proprietary Information”). The ADVENTRX Know-How and any unpublished patent application within the ADVENTRX Patents shall be deemed to be the Proprietary Information of ADVENTRX without regard to the foregoing marking requirements, and without limiting or in any way affecting the licenses set forth in Article 2. The obligations of the Recipient under this Article 10 not to disclose or use Proprietary Information received from the Disclosing Party shall not apply, however, to the extent that any such information, data or materials:
(a) are or become generally available to the public, or otherwise part of the public domain, other than by acts or omissions of the Recipient in breach of this Agreement;
(b) are disclosed to the Recipient, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others;
(c) were already rightfully in the possession of the Recipient, other than under an obligation of confidentiality, prior to disclosure by the Disclosing Party, as shown by Recipient’s written records existing prior to such disclosure; or
(d) are subsequently and independently developed by the Recipient without use of, or reference to, the Proprietary Information of the Disclosing Party, as shown by written records prepared contemporaneously with such disclosure.
10.2 Permitted Disclosures. To the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement:
(a) Recipient may disclose Proprietary Information which it is otherwise obligated under this Article 10 not to disclose, to its legal advisers who are subject to a duty of confidentiality to the Recipient, to its Affiliates, and, in each case whether actual or potential, to: Sublicensees or other collaboration partners, assignees, contractors (including without limitation manufacturers and researchers), acquirers, investors, and medical, scientific, business and financial advisors, on a need-to-know basis in accordance with such Recipient’s exercise of its rights or performance of its obligations under this Agreement; provided that such persons agree to be bound by obligations of confidentiality with respect to such Proprietary Information which are substantially similar in scope as those set forth in this Article 10.
(b) Recipient may disclose Proprietary Information of the Disclosing Party to government or other regulatory authorities to the extent that such disclosure is (i) required by applicable law (including all applicable securities laws), regulation, agency or court order, or (ii) is reasonably necessary in connection with the prosecution of any Patent, to obtain any authorization to conduct clinical studies, or to obtain any Approval for a Product; provided that, in case of any disclosures required as described in clause (i) above, the Recipient shall provide reasonable advance notice to the Disclosing Party to allow such Party to oppose such disclosure or to request confidential treatment of such Proprietary Information.

10.3 Prior Agreements. This Agreement supersedes the Mutual Nondisclosure Agreement between Licensee and ADVENTRX dated August 6, 2008 (the “Mutual Confidentiality Agreement”). All information exchanged between the Parties under the Mutual Confidentiality Agreement shall be deemed to have been disclosed under this Agreement on a going-forward basis and shall be subject to the terms of this Article 10 as of the Effective Date.
10.4 Terms of Agreement. The terms of this Agreement shall not be disclosed by either Party without the prior written consent of the other Party, which shall not be unreasonably withheld; provided, however that either Party may make such a disclosure (a) to the extent required by law or by the requirements of any nationally recognized securities exchange, quotation system or over-the-counter market on which such Party has its securities listed or traded, or (b) to any Affiliates, legal advisors, accountants, and, in each case whether actual or potential, to: licensees, sublicensees or other collaboration partners with a reasonable need-to-know; acquirers, investors; lenders and other potential financing sources, who are obligated to keep such information confidential. In the event that such disclosure is required as described in clause (a) of the preceding sentence, the disclosing Party shall make reasonable efforts to provide the other Party with notice beforehand and to coordinate with the other Party with respect to the wording, timing and any redactions of any such disclosure.
10.5 Press Release and Future Announcement. None of the Parties may issue a press release with respect to this transaction, without the prior written consent of the other Party. Once such press release or any other written statement is approved for disclosure by the Parties, each Party may make subsequent public disclosure of the contents of such statement without the further approval of the other Party. Notwithstanding the foregoing, Licensee acknowledges and agrees that ADVENTRX may (i) publicly disclose (including by press release and through fillings with the United States Securities and Exchange Commission) the occurrence/attainment of each regulatory milestone set forth in Section 5.2 and commercial milestone set forth in Section 5.3 and the amount and payment of associated payments, as well as notice and/or receipt of Sublicense Revenue, and (ii) include in its public disclosures (including in “pipeline charts” summarizing development and commercialization results and goals for ADVENTRX’s products and product candidates) a general description of the stage of development of all Products, including gross sales and Net Sales thereof.
ARTICLE 11
INTELLECTUAL PROPERTY AND INFRINGEMENT
11.1 General. Unless otherwise agreed in writing by the Parties, as between the Parties, title to all inventions and other intellectual property made solely by personnel of Licensee in connection with this Agreement shall be owned by Licensee, and title to all inventions and other intellectual property made solely by personnel of ADVENTRX in connection with this Agreement shall be owned by ADVENTRX.
11.2 Licensee Improvements. In the event that Licensee or its Affiliates or a Sublicensee (i) invents, discovers or develops any improvement to Products or the subject matter of any of the ADVENTRX Patents (“Product Improvement”), including without limitation any modification to a Product or its components or its or its components manufacture or formulation that enhances its safety, effectiveness, stability, administration or otherwise, or reduces its or their cost, or (ii) acquires the right to grant a license to a Product Improvement, Licensee hereby does, and agrees that its Affiliates and all Sublicensees hereby do, grant to ADVENTRX a nonexclusive, perpetual, irrevocable, non-transferable (except in accordance with Section 15.2), fully paid-up, worldwide license, with the right to sublicense, to Product Improvements, to use, make, have made, sell, offer for sell, import and otherwise exploit Products.
11.3 Third Party License. In the event that Licensee has determined to enter into discussions with a Third Party for a license to such Third Party’s intellectual property as it relates to a Product, Licensee shall, as soon as is reasonably practicable, notify ADVENTRX and provide ADVENTRX with all information, data and reports that Licensee has collected or developed that relates to such Third Party intellectual property. In the event that ADVENTRX determines that it desires to enter into discussions with such Third Party for such intellectual property, the Parties shall cooperate in good faith to determine the best manner to initiate and continue discussions with such Third Party for such Third Party intellectual property. For the avoidance of doubt, the results of any discussions or negotiations with a Third Party shall not impact any of the terms of this Agreement.

11.4 Patent Prosecution and Maintenance.
(a) By ADVENTRX. ADVENTRX (or its designee) shall have the right, at its option, to control the preparation, filing, prosecution and maintenance of the ADVENTRX Patents, and Licensee agrees to reimburse ADVENTRX for all of its out-of-pocket expenses in connection with such activities in or related to the Territory as they are incurred. As used in this Section 11.4, “prosecution” shall include interferences, re-examinations, reissues, oppositions, obtaining certificates of correction, patent term extensions, Supplementary Protection Certificates, and the like. ADVENTRX (or its designee) shall have the right to apply for an extension of the term of any ADVENTRX Patent if available under the Drug Price Competition and Patent Term Restoration Act of 1984 and/or European, Japanese and other foreign counterparts of this law, including any foreign laws extending marketing exclusivity for a Product, such as a Supplementary Protection Certificate.
(b) By Licensee. If ADVENTRX determines not to prosecute any ADVENTRX Patent within the Territory, then ADVENTRX shall provide Licensee with written notice of such decision at least sixty (60) days prior to the deadline for filing any such prosecution action for the ADVENTRX Patent or the date on which the abandonment of any such ADVENTRX Patent would become effective. In such event, Licensee shall have the right, but not the obligation, at its option and expense, to control the preparation, filing, prosecution and maintenance of such ADVENTRX Patent in ADVENTRX’s name in the Territory.
(c) Cooperation. Each Party shall cooperate with the other Party in connection with activities relating to the preparation, filing, prosecution and maintenance of the ADVENTRX Patents undertaken by the other Party pursuant to this Section 11.4, including: (i) making available to such other Party in a timely manner any documents or information reasonably necessary or appropriate to facilitate such other Party’s preparation, filing, prosecution and maintenance of any ADVENTRX Patent; and (ii) if and as appropriate, signing (or causing to have signed) all documents relating to the preparation, filing, prosecution and maintenance of any ADVENTRX Patent by such other Party. Each Party shall also promptly provide to the other Party all information reasonably requested by such other Party with regard to such Party’s activities pursuant to this Section 11.4.
11.5 Enforcement.
(a) Notice. In the event either Party learns of any infringement of the ADVENTRX Patents by the manufacture, use, sale, offer for sale or importation of any product in the Territory (an “Infringement”), it shall promptly provide written notice to the other Party of such Infringement and shall supply such other Party with all evidence it possesses pertaining to such Infringement.
(b) Infringement Action. The Parties will discuss in good faith whether to bring any action with respect to the Infringement. Licensee understands and agrees that ADVENTRX may notify LPI of such infringement, and the Parties (and LPI if it desires) shall confer and endeavor to reach consensus as to how best to deal with the infringer. If the Parties mutually determine to proceed with enforcement, Licensee (directly or through its nominee) shall have the first right, but not the obligation, to seek to abate such Infringement, or to file suit against the infringing party for the Infringement, at its own cost and expense. In the event that Licensee or its nominee does not, within one hundred twenty (120) days from date of a request by ADVENTRX to do so, take action to abate such Infringement or file suit against the infringing party for the Infringement, ADVENTRX (directly or through its nominee) shall have the right, but not the obligation, to enforce the ADVENTRX Patents in connection with such Infringement, and at its own cost and expense.

(c) Cooperation. In any suit, action or other proceeding in connection with an Infringement (an “Infringement Action”), the Party assuming the primary role in the Infringement Action (“Controlling Party”) shall keep the non-Controlling Party reasonably informed of the progress of such Infringement Action. The non-Controlling Party shall cooperate fully with the Controlling Party, including by joining as a nominal party and executing such documents as the Controlling Party may reasonably request, provided that neither ADVENTRX nor SDP shall be required to transfer any right, title or interest in or to any of the ADVENTRX Patents to Licensee, its Affiliates, Sublicensees or any other Third Party to confer standing to bring an Infringement Action. In any case, the non-Controlling Party shall have the right, even if not required to be joined, to participate in any Infringement Action with counsel of its own choice at its own expense.
(d) Costs and Recoveries. The Controlling Party with respect to any Infringement Action may not settle any such action, or otherwise consent to any adverse judgment in any such action, that restricts the scope of, or admits the unenforceability or invalidity of, any ADVENTRX Patent without the express written consent of the non-Controlling Party, which consent shall not be unreasonably withheld. Any damages, monetary awards or other amounts recovered, whether by judgment or settlement, pursuant to any suit, proceeding or other action taken under this Section 11.5 shall applied as follows:
(i) First, to reimburse the Parties for their respective costs and expenses (including reasonable attorneys’ and experts’ fees and costs) incurred in prosecuting such Infringement Action;
(ii) Second, any amounts remaining shall be allocated seventy percent (70%) to the Controlling Party and thirty percent (30%) to the non-Controlling Party.
For the avoidance of doubt, if any judgment or settlement results in the granting to the alleged infringer of a sublicense of any of the ADVENTRX Technology with running royalties payable on post-judgment/settlement sales by the alleged infringer, such alleged infringer shall be deemed to be a Sublicensee and such royalties on post-settlement sales (x) shall be subject to all applicable royalty obligations hereunder as if the product the subject of such judgment or settlement were a Product, and (y) shall not be subject to this Section 11.5(d).
11.6 Defense of Infringement Claims. If any Product manufactured, used or sold by Licensee, its Affiliates, or Sublicensees, becomes the subject of a Third Party’s claim or assertion of infringement of a patent relating to the manufacture, use, sale, offer for sale or importation of such Product, the Party first having notice of the claim or assertion shall promptly notify the other Party, and the Parties shall promptly confer to consider the claim or assertion and the appropriate course of action. Any such claim naming ADVENTRX or SDP as a defendant shall be subject to Section 14.1. In any event, each Party shall reasonably assist the other Party and cooperate in connection with any litigation, arbitration or similar proceedings in which such Party is not named as a defendant, at the defending Party’s request and expense.
11.7 Labeling and Promotional Materials. Subject to applicable laws and regulations, packaging for all Products sold by or on behalf of Licensee, its Affiliates, or Sublicensees pursuant to this Agreement and on all package inserts and labeling will identify SDP (or its successor assign) as licensor of the ADVENTRX Patents and will comply with all patent marking requirements as specified in 35 USC Sec. 287 or other applicable patent marking requirements of other jurisdictions to preserve and maximize the rights and remedies of SDP and ADVENTRX.

ARTICLE 12
TERM AND TERMINATION
12.1 Term. This Agreement shall commence on the Effective Date and, unless terminated earlier pursuant to Sections 12.2, 12.3 or 12.4 shall continue in full force and effect until no further royalties would be due. Upon expiration (but not early termination of this Agreement) in accordance with this Section 12.1, the licenses and rights granted by ADVENTRX or SDP to Licensee under this Agreement will continue on a fully paid-up, royalty-free basis.
12.2 Termination for Material Breach. If either Party materially breaches this Agreement at any time, the non-breaching Party shall have the right to terminate this Agreement by written notice to the breaching Party, if such breach is not cured within ninety (90) days (thirty (30) days in the case of a failure to pay) after written notice is given by the non-breaching Party to the breaching Party specifying the breach.
12.3 Termination for Financial Insecurity.  In the event that either Party files for protection under bankruptcy laws, makes an assignment for the benefit of creditors, appoints or suffers appointment of a receiver or trustee over its property, files a petition under any bankruptcy or insolvency act or has any such petition filed against it which is not discharged within sixty (60) days of the filing thereof, then the other Party may terminate this Agreement effective immediately upon written notice to such Party.
12.4 Termination by Licensee. Subject to the requirements of this Section 12.4, this Agreement may be terminated by Licensee, in its sole discretion, upon sixty (60) days written notice to ADVENTRX; provided, however, that, prior to making a final determination to terminate this Agreement (and prior to delivering any notice of termination) pursuant to this Section 12.4, Licensee shall first notify ADVENTRX of facts and circumstances that Licensee is considering and might cause Licensee to make a final determination to terminate this Agreement pursuant to this Section 12.4 and Licensee shall discuss with ADVENTRX in good faith for at least thirty (30) days following the date it notifies ADVENTRX that it is considering terminating this Agreement possible means to address or otherwise resolve Licensee’s concerns.  Following such 30-day good faith discussion period, Licensee may terminate this Agreement pursuant to this Section 12.4 provided any notice to terminate is received by ADVENTRX within 10 days after the end of such 30-day good faith discussion period.
12.5 Effect of Expiration or Termination.
(a) Termination. Upon termination of this Agreement:
(i) The licenses and rights granted to Licensee under Article 2 will immediately terminate; provided that, at ADVENTRX’s option, any sublicenses granted in accordance with Section 2.4 and to alleged infringers as contemplated by Section 11.5 prior to the date of the corresponding notice of breach (in the case of Section 12.2) or termination (in the case of Section 12.3 or 12.4) issued by ADVENTRX shall survive if the relevant Sublicensee agrees in writing to be bound by the terms of this Agreement as such terms apply to such Sublicensee (in which event, such Sublicensee will be deemed a direct licensee of SDP (or its assignee or successor, as the case may be).
(ii) Licensee’s royalty and milestone obligations (other than royalty payments under Section 5.5), and related reporting obligations and audit rights, under this Agreement shall survive for the royalty term set forth in Section 5.4(e)(ii).

(iii) Licensee shall, as promptly as is reasonably practicable and in any event within thirty (30) days, return to ADVENTRX all ADVENTRX Know-How, and all copies and any other tangible and electronic embodiments thereof in Licensee’s, its Affiliates’, or any Sublicensee’s possession, subject to the rights of any surviving Sublicensee.
(iv) Licensee shall, as promptly as is reasonably practicable and in any event within thirty (30) days, provide to ADVENTRX all copies of any Regulatory Approvals, and related filings, and copies of all materials in Licensee’s control or possession related to the manufacture, preparation, formulation, use, development, marketing, promotion, use, handling, storage, sale and commercialization of each Product.
(v) Licensee shall comply with Section 8.6.
(b) Survival of Certain Obligations. The expiration or termination of this Agreement for any reason shall not relieve either Party of any obligation accruing on or prior to such expiration or termination, or which is attributable to a period prior to such expiration or termination, nor preclude either Party from pursuing any rights and remedies it may have under this Agreement, or at law or in equity, which accrued or are based upon any event occurring prior to such expiration or termination. The following provisions shall survive the expiration or termination of this Agreement for any reason: Articles 6 (Payments), 7 (Reports, Records and Accounting), 10 (Confidentiality), 14 (Indemnification and Insurance) and 15 (Miscellaneous) and Sections 8.3 (Adverse Events, with respect to Products distributed in the Territory during the Term), 8.6 (Ownership), and 12.5 (Effect of Expiration or Termination).
ARTICLE 13
REPRESENTATIONS AND WARRANTIES
13.1 General Representations and Warranties. Each Party represents and warrants to the other Party that:
(a) it is a corporation duly organized and validly existing under the laws of the jurisdiction in which it is incorporated;
(b) it has full corporate power and authority, and has obtained all approvals, permits and consents necessary, to enter into this Agreement and to perform its obligations hereunder;
(c) this Agreement is legally binding upon it and enforceable in accordance with its terms; and
(d) the execution, delivery and performance of this Agreement does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any governmental or regulatory authority having jurisdiction over it.
13.2 Additional Warranties of ADVENTRX/SDP. ADVENTRX and SDP hereby covenant, represent and warrant to Licensee that:
(a) ADVENTRX or SDP, as the case may be, has the right to grant the licenses to Licensee that are set forth in this Agreement; and
(b) Neither ADVENTRX nor SDP has granted any rights in the ADVENTRX Technology that are inconsistent with or that limit the rights granted to Licensee under this Agreement;

13.3 DISCLAIMER. Nothing in this Agreement is or shall be construed as a warranty or representation by ADVENTRX or SDP as to the validity or scope of any patent application or patent licensed or accuracy or usefulness of any know-how or materials hereunder or a warranty or representation that anything made, used, sold or otherwise disposed of under any license granted pursuant to this Agreement is or will be free from infringement of patents, copyrights, and other rights of third parties. Except as expressly set forth in this Agreement, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR OF NON-INFRINGEMENT OF ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER RIGHTS OF THIRD PARTIES, OR ANY OTHER EXPRESS OR IMPLIED WARRANTIES.
ARTICLE 14
INDEMNIFICATION AND INSURANCE
14.1 Indemnification by Licensee. Licensee shall defend, indemnify, and hold harmless ADVENTRX, SDP, its and their Affiliates and their respective directors, officers, shareholders, employees and agents, and their respective heirs, successors and assigns (“ADVENTRX Indemnitees”), from and against any and all liabilities, claims, damages, losses, costs and expenses (including reasonable attorneys’ and experts’ fees and other costs of defense) owing to Third Parties (collectively, “Liabilities”) suffered or sustained by an ADVENTRX Indemnitee, or to which an ADVENTRX Indemnitee becomes subject, (i) resulting directly or indirectly from the advertising, promotion, marketing, manufacture, use, handling, storage, sale or other disposition of or development or commercialization activities related to a Product by Licensee, its Affiliates, or Sublicensees or their respective agents and distributors, but only to the extent that such claims do not result from the negligence or intentional misconduct of ADVENTRX or SDP, or (ii) resulting directly from a breach of this Agreement by Licensee.
14.2 Indemnification by ADVENTRX. ADVENTRX shall defend, indemnify, and hold harmless Licensee, its Affiliates and their respective directors, officers, shareholders, employees and agents, and their respective heirs, successors and assigns (“Licensee Indemnitees”), from and against any and all Liabilities suffered or sustained by a Licensee Indemnitee, or to which a Licensee Indemnitee becomes subject, (i) resulting from any negligence or intentional misconduct of ADVENTRX or SDP, or (ii) resulting directly from a breach of this Agreement by ADVENTRX or SDP.
14.3 Indemnification Procedures. In the event that any Indemnitee (either a Licensee Indemnitee or an ADVENTRX Indemnitee) intends to claim indemnification under this Article 14, such Indemnitee shall promptly notify the other Party in writing of the alleged Liability. The indemnifying Party (“Indemnifying Party”) shall have the right to control the defense thereof, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnitee (which approval shall not be unreasonably withheld), and the Indemnitee may participate in such defense at such Indemnitee’s expense (unless the Indemnitee shall have reasonably concluded, based upon a written opinion from outside legal counsel, that there may be a conflict of interest between the Indemnifying Party and the Indemnitee in the defense of such action, in each of which cases the Indemnifying Party shall pay the fees and expenses of one law firm serving as counsel for the Indemnitee). The failure of any Indemnitee to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Agreement to the extent that such failure to give notice did not result in material prejudice to the Indemnifying Party or the Indemnifying Party’s insurer. The Indemnifying Party, in the defense of any such claim or litigation, shall not, except with the approval of the Indemnitee (which approval shall not be unreasonably withheld), consent to entry of any judgment or enter into any settlement which (i) would result in injunctive or other relief being imposed against the Indemnitee; or (ii) does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnitee of a release from all liability in respect to such claim or litigation. The Indemnitee shall furnish such information regarding itself or the claim in question as the Indemnifying Party may reasonably request in writing, and shall be reasonably required in connection with the defense of such claim or litigation resulting therefrom.

14.4 Insurance. Prior to the initiation of the first clinical trial for a Product and during the term of this Agreement, Licensee shall obtain and maintain appropriate comprehensive, commercial general liability and product liability insurance with respect to Licensed Products and any clinical trial for a Product, including coverage types and amounts that Licensee typically obtains in connection with the conduct of clinical trial with human subjects in the Territory, and in any event, of at least the scope of coverage and amounts standard in the industry for the Territory. Such insurance shall name ADVENTRX, SDP, and their Affiliates as additional insureds and shall be primary and shall not participate with nor be excess over any valid and collectable insurance or program of self-insurance carried or maintained by ADVENTRX, SDP, and their Affiliates. At ADVENTRX’s request, Licensee shall provide ADVENTRX with a certificate of such insurance and shall promptly notify ADVENTRX of any change in the terms of insurance from those set forth in the most recent certificate of insurance provided to ADVENTRX pursuant to this Section. Such insurance shall be in effect not later than the first administration of such a Licensed Product in humans. Licensee shall require Sublicensees and Affiliates, if performing clinical trials or offering for sale or selling any Product, to carry equivalent insurance and to comply with all provisions of this Section.
ARTICLE 15
MISCELLANEOUS
15.1 Force Majeure. Neither Party shall be held liable or responsible to the other Party, nor be deemed to have defaulted under or breached this Agreement, for failure or delay in fulfilling or performing any term of this Agreement to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party (“Force Majeure Event”), including fire, floods, embargoes, power shortage or failure, acts of war (whether war be declared or not), insurrections, riots, terrorism, civil commotions, strikes, lockouts or other labor disturbances, acts of God or other deities (including lesser gods) or any acts, omissions or delays in acting by any governmental authority or the other Party; provided the affected Party uses reasonable best efforts to mitigate the impact of such Force Majeure Event and resume performance under this Agreement. Notwithstanding the foregoing, in the event that any default or breach continues for more than one hundred eighty (180) days due to a Force Majeure Event or series of Force Majeure Events, the other Party may terminate this Agreement upon thirty (30) days prior written notice. For the avoidance of doubt, a failure to pay shall never be excused by a Force Majeure Event.
15.2 Assignment. Neither Party may assign or transfer (including through operation of law, reverse triangular merger or otherwise) this Agreement without the prior written consent of the other Party, except (i) to an entity who acquires all or substantially all of its assets or business related to the subject matter of this Agreement, whether through merger, sale of stock, sale of assets, exclusive transfer of technology, reorganization or otherwise, (ii) with respect to ADVENTRX, to an entity who acquires (by any of the foregoing methods) ADVENTRX’s ANX-514 program and (iii) with respect to SDP, to ADVENTRX. Any permitted assignee shall assume all obligations of its assignor under this Agreement. Any purported assignment by a Party of this Agreement in violation of this Section 15.2 shall be void. For the avoidance of doubt, nothing in this Section 15.2 or elsewhere in this Agreement shall restrict ADVENTRX from transferring, assigning or selling its right to receive payment hereunder.

15.3 Severability. If one (1) or more provisions of this Agreement is held to be invalid, illegal or unenforceable, the Parties shall substitute, by mutual consent, valid provisions for such invalid, illegal or unenforceable provisions which valid provisions are, in their economic effect, sufficiently similar to the invalid provisions that it can be reasonably assumed that the Parties would have entered into this Agreement with such provisions. In the event that such provisions cannot be agreed upon, the invalidity, illegality or unenforceability of one (1) or more provisions of the Agreement shall not affect the validity of this Agreement as a whole.
15.4 Notices. Any notice, consent or report required or permitted to be given or made under this Agreement by one Party to the other Party shall be in English and in writing, delivered personally or by facsimile (receipt verified and a copy promptly sent by personal delivery, U.S. first class mail or express courier providing evidence of receipt, postage prepaid (where applicable)), or by U.S. first class mail or express courier providing evidence of receipt, postage prepaid (where applicable), at the following address for a Party (or such other address for a Party as may be specified by like notice):

To ADVENTRX:	To Licensee:

ADVENTRX Pharmaceuticals, Inc.	Shin Poong Pharmaceutical Co., Ltd.
6725 Mesa Ridge Road, Suite 100	748-31 Yoksam-Dong, Kangnam-Ku
San Diego, CA 92121	Seoul 135-952 Korea
Attention: Vice President, Legal	Attention: Vice President
Facsimile: (858) 552-0876	Facsimile: 82-2-3452-2866
Phone: (858) 552-0866	Phone: 82-2-2189-3470

With a copy to:	With a copy to:

ADVENTRX Pharmaceuticals, Inc.	Shin Poong Pharmaceutical Co., Ltd.
6725 Mesa Ridge Road, Suite 100	748-31 Yoksam-Dong, Kangnam-Ku
San Diego, CA 92121	Seoul 135-952 Korea
Attention: Vice President, Business Development	Attention: Managing Director, Business Development
Facsimile: (858) 552-0876	Facsimile: 82-2-553-2578
Phone: (858) 552-0866	Phone: 82-2-2189-3556
All such notices, consents or reports shall be effective upon receipt.
15.5 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California and the United States, excluding the Convention on Contracts for the International Sale of Goods and that body of law known as conflicts of laws.
15.6 Arbitration.
(a) Any dispute arising out of or related to this Agreement shall be finally settled in accordance with the Rules of Arbitration of the International Chamber of Commerce by one arbitrator appointed in accordance with such Rules. The arbitration shall take place in San Diego, California, but the Parties hereby agree to exclude any right of application or appeal to the courts in connection with any question of law arising in the course of the arbitration or out of the award. The arbitration shall be conducted in the English language. Relevant documents in other languages shall be translated into English if the arbitrator so directs. The applicable procedural law shall be the law of the place of arbitration. The Parties agree that they will, before the hearing of any dispute, make discovery and disclosure of all materials relevant to the subject matter of such dispute. A written transcript in English of the hearing will be made and furnished to the Parties. Examination of witnesses by the parties and by the arbitrators will be permitted. The arbitrator will decide in accordance with the terms of this Agreement (i.e., the terms hereof) and will take into account any appropriate international trade usages applicable to the transaction. The arbitrator will state the reasons upon which the award is based. The award of the arbitrator will be final and binding upon the Parties. Judgment upon the award may be entered in any court having jurisdiction. An application may be made to any such court for judicial acceptance of the award and an order of enforcement.
(b) Pending the selection of the arbitrator or pending the arbitrator’s determination of the merits of any dispute, either Party may seek appropriate interim or provisional relief from any court of competent jurisdiction as necessary to protect the rights or property of that Party.

15.7 LIMITATION OF LIABILITY. EXCEPT FOR A BREACH OF ARTICLE 10 (CONFIDENTIALITY) OR FOR INTENTIONAL BREACHES OF THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY PUNITIVE, SPECIAL, CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES ARISING OUT OF THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY; PROVIDED HOWEVER THAT NOTHING IN THIS SECTION 15.7 SHALL BE DEEMED TO LIMIT THE INDEMNIFICATION OBLIGATIONS OF EITHER PARTY UNDER ARTICLE 14 TO THE EXTENT A THIRD PARTY RECOVERS ANY PUNITIVE, SPECIAL, CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES FROM AN INDEMNITEE.
15.8 Entire Agreement. This Agreement (including the Exhibits attached hereto) contains the entire agreement by the Parties with respect to the subject matter hereof and supersedes any prior express or implied agreements, understandings and representations, either oral or written, which may have related to the subject matter hereof in any way.
15.9 English Language. This Agreement is written in the English language, which shall be controlling for all purposes. No translation of this Agreement into any other language shall be of any force or effect in the interpretation of this Agreement or in a determination of the intent of the Parties.
15.10 Interpretation. The captions to the several Articles and Sections of this Agreement are not a part of this Agreement, but are included for convenience of reference and shall not affect its meaning or interpretation. In this Agreement: (a) the word “including” shall be deemed to be followed by the phrase “without limitation” or like expression; (b) the singular shall include the plural and vice versa; and (c) masculine, feminine and neuter pronouns and expressions shall be interchangeable.
15.11 Independent Contractors. It is expressly agreed that ADVENTRX and Licensee shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency or other fiduciary relationship. Neither ADVENTRX nor Licensee shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party to do so.
15.12 Waiver; Amendment. Except as otherwise expressly provided in this Agreement, any term of this Agreement may be waived only by a written instrument executed by the Party waiving compliance. The delay or failure of any Party at any time to require performance of any provision of this Agreement shall in no manner affect such Party’s rights at a later time to enforce the same. This Agreement may be amended, and any term of this Agreement may be modified, only by a written instrument executed by each Party.
15.13 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, successors and permitted assigns.
15.14 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

ADVENTRX PHARMACEUTICALS, INC.

BY:	/s/ Brian M. Culley

	NAME:	Brian M. Culley
	TITLE:	Chief Business Officer

SHIN POONG PHARMACEUTICAL CO., LTD.

BY:	/s/ Kim Byung Hwa

	NAME:	Byung Hwa Kim
	TITLE:	CEO & President

SD PHARMACEUTICALS, INC.

BY:	Brian M. Culley

	NAME:	Brian M. Culley
	TITLE:	Vice President

EXHIBIT A
ADVENTRX PATENTS
WO/2007/0899311 VITAMIN E SUCCINATE STABILIZED PHARMACEUTICAL COMPOSITIONS, METHODS FOR THE PREPARATION AND THE USE THEREOF
International Application No. PCT/US2007/002929
WO/2006/037089 LOW OIL EMULSION COMPOSITIONS FOR DELIVERING TAXOIDS AND OTHER INSOLUBLE DRUGS
International Application No. PCT/US2005/034971

EXHIBIT B
ADVENTRX KNOW-HOW
***

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

EXHIBIT C
DEVELOPMENT PLAN
1.	Licensee shall be responsible for any research and development, including non-clinical and clinical studies of the Product, in the Territory.
2.
Licensee will undertake necessary steps to obtain Regulatory Approval for marketing of the Product in the Territory. The application for such Regulatory Approval (“Regulatory Application”) will be *** Licensee will provide ADVENTRX with all notices and other correspondence with Regulatory Authorities relating to the Regulatory Application.

3.	Unless *** Licensee will submit a Regulatory Application (that it has prepared with good faith, diligent efforts) for the Product in the Territory *** and receiving ***. ***.
4.
Licensee will use all commercially reasonable efforts to meet the demands of the Regulatory Authority relating to any Regulatory Application, any maintenance of each Regulatory Approval or any application to vary or renew each Regulatory Approval.

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

EXHIBIT D
LETTER FROM CONTRACT MANUFACTURER

***
March 5, 2009
BY COURIER
ADVENTRX Pharmaceuticals, Inc.
Attn: Brian Culley
6725 Mesa Ridge Road, Suite 100
San Diego, CA 92121
To Whom It May Concern:
It is the understanding of *** (“***”) that certain companies are negotiating with ADVENTRX Pharmaceuticals, Inc. (“Company”) regarding the terms of a definitive agreement pursuant to which one of such companies (“Licensee”) would take a license under certain Company patents and/or patent applications to sell Company’s product candidate ANX-514 (docetaxel emulsion) (“Product”) in South Korea (“Territory”).
As of the date of this letter, *** and Company are parties to an agreement for certain services related to, among other things, ***. *** has communicated to Company its interest and desire to supply Product to licensees of Company. Subject to any necessary consent from Company, this letter confirms ***’s intent and desire to negotiate with Licensee in good faith for *** to Licensee for sale in the Territory. Any such supply will be pursuant to a definitive agreement to be mutually negotiated and agreed upon by *** and Licensee.
It is understood that this letter constitutes a statement of our intention with respect to the proposed transactions; a binding commitment with respect to the transactions will result only from the execution and delivery of the definitive agreement expressed therein.
Sincerely,
***

By:	/s/ ***
***, Managing Director

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.